UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2014

NorthStar Real Estate Income II, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	333-185640 (Commission File Number)	90-0916682 (I.R.S. Employer Identification No.)

399 Park Avenue, 18th Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(212) 547-2600

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On February 20, 2014, NorthStar Real Estate Income II, Inc. ("NorthStar Income II"), through a subsidiary of its operating partnership, directly originated a $39.2 million senior loan (the “Senior Loan”) secured by a multifamily property located in Norfolk, Virginia (the “Property”). NorthStar Income II funded the Senior Loan with a combination of proceeds from its ongoing initial public offering and an advance under its secured term credit facility with Citibank, N.A.

The Property consists of a 225-unit, Class A multifamily property containing 14,800 square feet of ground-floor retail space and a 437-space covered parking garage. In total, the multifamily and retail components of the Property contain 237,000 square feet. The Property is managed by an affiliate of the borrower (the “Borrower”), an experienced real estate owner and operator that manages over 8,000 multifamily units located throughout the eastern United States.

The Senior Loan bears interest at a floating rate of 5.35% over the one-month London Interbank Offered Rate (“LIBOR”), but at no point shall LIBOR be less than 0.25%, resulting in a minimum interest rate of 5.60%. NorthStar Income II earned an upfront fee equal to 0.75% of the Senior Loan amount and will earn a fee equal to 1.0% of the outstanding principal balance of the Senior Loan at the time of repayment.

The initial term of the Senior Loan is 39 months, with two one-year extension options available to the Borrower, subject to the satisfaction of certain performance tests and the payment of a fee equal to 0.25% of the amount being extended for the second one-year extension. The Senior Loan may be prepaid during the first 24 months, provided the Borrower pays an additional amount equal to the greater of (i) the remaining interest due on the amount prepaid through month 24 and (ii) 1.0% of the amount prepaid. Thereafter, the Senior Loan may be prepaid in whole or in part without penalty. The loan agreement for the Senior Loan (the "Senior Loan Agreement") requires the Borrower to comply with various financial and other covenants. In addition, the Senior Loan Agreement contains customary events of default (subject to certain materiality thresholds and grace and cure periods). The events of default are standard for agreements of this type and include, for example, payment and covenant breaches, insolvency of the Borrower, the occurrence of an event of default relating to the collateral or a change in control of the Borrower.

The Property’s loan-to-value ratio (“LTV Ratio”) is approximately 85%. The LTV Ratio is the amount loaned to the Borrower net of reserves funded and controlled by NorthStar Income II and its affiliates, if any, over the appraised value of the Property at the time of origination.

Safe Harbor Statement

This Current Report on Form 8-K contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “will,” “may” or other similar words or expressions. These statements are based on NorthStar Income II’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward looking statements; NorthStar Income II can give no assurance that its expectations will be attained. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions underlying any forward-looking statements will not materialize or will vary significantly from actual results. Variations of assumptions and results may be material. Factors that could cause actual results to differ materially from NorthStar Income II’s expectations include, but are not limited to, the ability of the Borrower to effectively manage the Property, the ability of the Borrower to comply with the terms, including financial and other covenants, of the Senior Loan, whether the Borrower determines to extend the Senior Loan, changes in market rates for commercial properties located in Norfolk, Virginia, future property values, the impact of any losses from our properties on cash flows and returns, property level cash flows, changes in economic conditions generally and the real estate and debt markets specifically, availability of capital, the ability to achieve targeted returns, generally accepted accounting principles, policies and rules applicable to REITs and the factors specified in NorthStar Income II’s filings with the Securities and Exchange Commission. The foregoing list of factors is not exhaustive. All forward-looking statements included in this Current Report on Form 8-K are based upon information available to NorthStar Income II on the date hereof and NorthStar Income II is under no duty to update any of the forward-looking statements after the date of this report to conform these statements to actual results.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Real Estate Income II, Inc.

Date: February 26, 2014	By:	/s/ Ronald J. Lieberman
Ronald J. Lieberman
Executive Vice President, General Counsel and Secretary

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